Exhibit 99.1

Charles Eddy
Chief Financial Officer
Associates
(408) 986-9888
Dan Matsui/Gene Heller
Silverman Heller
(310) 208-2550

INTEVAC, INC. NAMES DR. PING YANG TO BOARD OF DIRECTORS
Santa Clara, Calif.—March 3, 2006—Intevac, Inc. (Nasdaq: IVAC) has increased the size of its Board of Directors from seven to eight directors and elected Dr. Ping Yang to its Board of Directors, effective March 15, 2006.
Dr. Yang is the former Vice President of Research and Development at Taiwan Semiconductor Manufacturing Company (“TSMC”) of Taiwan, R.O.C., where he worked from 1997 until 2005. Prior to joining TSMC, Dr. Yang worked at Texas Instruments from 1980 through 1997 where he was Director of Device and Design Flow. He was elected a Texas Instruments Fellow in 1986. Dr. Yang holds Ph.D. and MS degrees in electrical engineering from the University of Illinois and a BS degree in physics from National Taiwan University.
Dr. Yang is currently a consultant to TSMC and a director of Global Unichip Corp. of Taiwan, a full service System on Chip (“SoC”) design foundry, which is a TSMC subsidiary.
Norman Pond, Intevac chairman, commented: “We are very pleased to have Ping Yang join Intevac’s board of directors. We expect to benefit from his extensive business and technical experience in the high technology industry, his experience working in Asia and his knowledge of process equipment technology. I look forward to working with him in guiding the Company’s future growth and continuing to enhance shareholder value.”
About Intevac
Intevac is the world’s leading supplier of magnetic media sputtering equipment for the hard disk drive industry and a developer and provider of leading-edge extreme low-light imaging sensors, cameras, and systems. For more information call 408-986-9888, or visit the Company’s website at www.intevac.com
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